Example Template : 77O

DWS RREEF GLOBAL INFRASTRUCTURE
FUND

N-Sar July 1, 2011 - December 31, 2011

Security Purchased
Cusip
Purchase/Trade
Date
Size (Shr) of
Offering
Offering
Price of
Shares
Total
($) Amt
of
Offering
Amt of
shares Purch
by Fund
% of Offering
Purchased by
Fund
% of
Funds
Total
Assets
Brokers
Purchased
From
Genesis Energy, L.P. (GEL)
371927104
7/15/2011
223,550,000
26.30

675,000
7.94%

BAC,CITI,DB,RBC,UBS,WELLS
WELLS
Oiltanking Partners, LP (OILT)
678049107
7/13/2011
215,000,000
21.50

250,000
2.50%

BCLY,CITI,DB,JPM,MS
CITI
Western Gas Partners, L.P. (WES)
958254104
9/20/2011
179,300,000
35.86

75,000
1.50%

BCLY,CITI,DB,MS,UBS,WELLS
MS